UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2009

New Century Energy Corp.
(Exact name of Registrant as specified in its charter)

Colorado	1311	93-1192725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1770 St. James Place,
Suite 380
Houston, Texas 77056
(Address of principal executive offices)

Registrant’s telephone number, including area code: (713) 266-4344

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On or around March 13, 2009, New Century Energy Corp., and its wholly owned subsidiaries, Gulf Coast Oil Corporation and Century Resources, Inc. (collectively the “Company”, “we” and “us”) filed a “First Amended Joint Plan of Reorganization Under Chapter 11, Title 11 of the United States Code” (the “Plan”) with the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Court”) in connection with the Company’s pending Chapter 11 Bankruptcy proceedings (the “Bankruptcy” and/or the “Bankruptcy Proceeding”).

The Plan is proposed as a joint plan of reorganization for the Company and its affiliates under its pending Bankruptcy Proceeding.  The purpose of the Plan is to orderly liquidate the Company’s Property.  The Plan is subject to the approval of the Court and the approval by the creditors of the Company (the “Creditors”) as described in the Plan.

The following is a summary of certain of the material terms of the Plan.

Pursuant to the Plan:

•
each Allowed Administrative Claim (as defined in the Plan) will receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Administrative Claim (a) Cash equal to the unpaid portion of such Allowed Administrative Claim or (b) such other treatment as to which the Company and such holder have agreed upon in writing; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by the Company in the ordinary course of business during the Chapter 11 Cases will be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto;

•
Laurus Master Fund, Ltd. and its assigns (“Laurus”), the Company’s largest creditor will receive in full satisfaction, settlement, release and discharge of and in exchange for all of its claims, substantially all of the proceeds from the sale of substantially all of the Company’s Assets (as described below); and

•	each holder of certain general unsecured claims, as described in the Plan will receive cash equal to their ratable share of the Unsecured Creditors Fund (as defined in the Plan).

The Plan constitutes a motion under section 363 of the United States Bankruptcy Code to sell all of the Company’s assets, personal and real, tangible and intangible, including but not limited to its interests in realty, minerals, oil and gas leases and properties (collectively the “Assets”) pursuant to the terms of an Asset Purchase Agreement by and between the Company, NCEY Holdings Corp. (“NCEY”, described in greater detail below) and Brazos Lateral Holdings Corp. (the “Purchase Agreement”), and the Plan, at a hearing to be held as described and approved in the Plan.

The Plan anticipates the formation of a new holding company, NCEY, which will be transferred the Assets following the approval of the Plan and sale of the Assets (assuming Laurus is the high bidder for such Assets) pursuant to the Purchase Agreement.  It is currently contemplated that NCEY may employ certain current members of the management and technical team of the Company, including Edward R. DeStefano, the Company’s current Chief Executive Officer and sole Director,  the Company’s Chief Financial Officer and  the Company’s Controller, among other persons.  Management and technical employees may be awarded ownership of certain of NCEY’s securities at the discretion of the CEO and Laurus, which ownership and which employment has not been finalized to date.  Aside from Laurus and certain members of the Company’s management and technical team, it is not anticipated that there will be any other initial shareholders of NCEY.

For the purposes of bidding at the sale, the Company and Laurus have agreed that Laurus may credit bid for the Company’s Assets, and including any cash on hand, up to $75 million.  If Laurus is the winning bidder at the sale, unless the net sales price is greater than $75 million, then all cash on hand as well as the Company’s Assets will be distributed to Laurus, NCEY Holdings Corp., and/or Brazos Lateral Holdings Corp.  If the sale of the Company’s Assets results in net proceeds in excess of $75 million, then $75 million will be distributed to Laurus, and any remaining proceeds will be as provided in the Plan. The Company does not anticipate that the sale of the Assets will exceed $75 million.

The cash on hand that the Company has and the net proceeds of the sale of the Assets, if any, will result in cash available for distribution to Creditors as provided under the Plan, as described above, and as described in greater detail in the Plan.

The Plan also provides that Broadpoint Capital, Inc. (“Broadpoint”), which was the Company’s financial advisor from the date of the Company’s entry into Bankruptcy, until February 10, 2009 shall receive the total sum of $326,000, and shall be allowed to keep the moneys it has previously received from the Company, in full and final satisfaction of its claims against the Company.

Additionally, pursuant to the Plan, each equity owner of New Century Energy Corp., Century Resources, Inc. and Gulf Coast Oil Corporation will have any and all rights related to or arising from such owners’ common stock or other securities of any of the above entities cancelled and extinguished on the date the Court approves the Plan, assuming such Plan is approved by the Court (the “Effective Date”) and the Company and its subsidiaries will be dissolved and will cease doing business on the Effective Date.

This Form 8-K summarizes certain terms of the Plan and the Purchase Agreement, but the Plan and Purchase Agreement (the “Documents”) themselves qualify all summaries.  If any inconsistency exists between the summary of the Documents, the terms of those Documents are controlling.  Summaries of certain provisions of the Documents referred to herein do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the full text of the applicable Documents, including the definitions of terms contained in such Documents.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description

10.1*	Draft of Asset Purchase Agreement

99.1*	First Amended Joint Plan Of Reorganization Under Chapter 11, Title 11 of The United States Code

* Filed herewith.

SIGNATURE

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW CENTURY ENERGY CORP.
Date: March 20, 2009	By:	/s/ Edward DeStefano
Edward DeStefano
Chief Executive Officer